UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): June 10, 2019

Altimmune, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-32587	20-2726770
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

910 Clopper Road Suite 201S Gaithersburg, Maryland		20878
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (240) 654-1450

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, par value $0.0001 per share	ALT	The NASDAQ Global Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On June 12, 2019, Altimmune, Inc. (the “Company”) issued a press release announcing the decision of the Board of Directors (the “Board”) to appoint Mr. William Brown as Chief Financial Officer (“CFO”), effective June 1, 2019. Mr. Brown will continue to serve as the Company’s principal financial officer and principal accounting officer.

Mr. Brown, 37, has served as the Company’s Acting Chief Financial Officer and Principal Accounting Officer since May 2018. Prior to that, Mr. Brown acted as an independent consultant to the Company since February 2018. Mr. Brown had been a consultant to several private and public companies in a variety of accounting and tax matters, both independently and as the managing partner of Redmont CPAs since October 2016. Prior to that, he was an audit manager at PricewaterhouseCoopers LLP in both Montgomery, Alabama (from June 2012 through July 2013) and Denver, Colorado (from November 2014 through September 2016). From August 2013 through October 2014, Mr. Brown was the Water Heater Division Controller at Rheem Manufacturing, a private company located in Montgomery, Alabama. Mr. Brown is a certified public accountant. He has a Bachelor of Science and a Master of Business Administration from Auburn University at Montgomery.

In connection with Mr. Brown’s appointment as Chief Financial Officer, the Company and Mr. Brown entered into a new employment agreement, dated June 10, 2019 (the “Employment Agreement”). Pursuant to the terms of the Employment Agreement, Mr. Brown will receive an annual salary of $330,000 and be eligible for an annual bonus, with a target bonus of 30% of his base salary, based on achievement of performance goals established by the compensation committee of the Board. Mr. Brown will also receive a signing bonus of $60,000, which will be subject to repayment by Mr. Brown in the event Mr. Brown’s employment is terminated for any reason other than by the Company “without cause” or by Mr. Brown for “good reason” (each as defined in the Employment Agreement) on or prior to June 1, 2020. Mr. Brown will receive an equity grant to purchase 50,000 shares of the Company’s common stock, at an exercise price equal to the fair market value of such shares on the date of grant (the “Option Grant”). Twenty-five percent of the Option Grant will vest and become exercisable on June 1, 2020, and the balance of the Option Grant will vest ratably over thirty-six months thereafter, subject to Mr. Brown’s continued employment. Mr. Brown is also eligible to participate in the Company’s employee benefit plans available to its employees, including its stock option plan, subject to the terms of those plans.

In the event that Mr. Brown is terminated by the Company without cause or resigns for good reason, Mr. Brown will be entitled to (i) cash severance payments in an amount equal to six months of Mr. Brown’s salary existing at the time of his termination, paid in six monthly installments and (ii) continuation of COBRA coverage paid by the Company through six months following the date of termination.

In the event that Mr. Brown is terminated without cause or resigns for good reason within twelve months following a “change in control” (as defined in the Employment Agreement), Mr. Brown will be entitled to (i) cash severance payments in an amount equal to twelve months of Mr. Brown’s salary existing at the time of his termination, paid in twelve monthly installments; (ii) his target annual bonus for the year of termination, paid in twelve monthly installments; (iii) continuation of COBRA coverage paid by the Company through twelve months following the date of termination and (iv) the acceleration of vesting of all unvested equity awards held by him immediately prior to such termination.

The foregoing description of the Employment Agreement is a summary only and is qualified in its entirety by reference to the full text of the Employment Agreement, which is filed herewith as Exhibit 10.1 and incorporated by reference herein in its entirety.

A copy of the Company’s press release issued in connection with this announcement is being furnished as Exhibit 99.1 to this Current Report on Form 8-K.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

10.1	Employment Agreement, dated June 10, 2019, by and between Altimmune, Inc. and William Brown

99.1	Press release of Altimmune, Inc. dated June 12, 2019

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: June 12, 2019	ALTIMMUNE, INC.

	By:	/s/ Vipin K. Garg
Vipin K. Garg
President and Chief Executive Officer